Exhibit 10.6

Non-Employee Director Compensation

We currently pay our non-employee directors the following:

•annual retainer of $93,500 for the Lead Director
•annual retainer of $97,000 for the Chairperson of the Audit Committee
•annual retainer of $87,500 for the Chairperson of the Compensation Committee
•annual retainer of $85,000 for the Chairperson of the Nominating and Governance Committee

The equity component of the director's compensation is valued at $170,000. The annual equity package consists of 50% in stock options and 50% in restricted stock units. The options become exercisable one year after the grant date and expire ten years after the grant date. The restricted stock units vest one year from the grant date.